Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, in the Form S-8 filed on April 22, 2004, for Bulldog Technologies Inc., of our reports dated October 7, 2003 relating to the August 31, 2003 financial statements of Bulldog Technologies Inc., A British Columbia Company and Bulldog Technologies Inc., A Nevada Corporation, which are incorporated by reference in such Form.

/s/ Amisano Hanson
Amisano Hanson, Chartered Accountants

Vancouver, BC, Canada
April 22, 2004